Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2025 FIRST QUARTER SALES

Reaffirms FY2025 Guidance

2025 First Quarter Conference Call Scheduled for May 6, 2025

New York, New York, April 23, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced that for the three months ended March 31, 2025, net sales rose to $339 million, up 5% from $324 million in the first quarter of 2024.

Net Sales ($ in millions)	Three Months Ended March 31,
	2025	2024	% Change
Total Interparfums, Inc.	$339	$324	5%
European based net sales	$248	$231	7%
United States based net sales*	$94	$96	(1%)
Elimination of intercompany sales	($3)	($3)	flat

*United States based organic net sales increased by 3%, excluding the impact of the discontinued Dunhill license.

The average dollar/euro exchange rate for the 2025 first quarter was 1.05 compared to 1.09 in the 2024 first quarter leading to a negative 1% foreign exchange impact.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums stated, “During the first quarter of 2025, our consolidated net sales rose by 5% on a reported basis and 7% on an organic basis, fueled by demand for many of our key brands and our robust innovation pipeline. Despite a challenging and uncertain global environment, we remained focused and agile, effectively leveraging the ongoing strength of the fragrance market to deliver another record first quarter performance in net sales.

“Sales by European based operations increased 7% compared to the same period last year, led by three of our top brands: Jimmy Choo, Coach, and Lacoste, which grew by 36%, 11%, and 30%, respectively. Jimmy Choo continued to benefit from strong performance for the I Want Choo and Jimmy Choo Man franchises. The introduction of Coach Man Extreme and healthy performance across the established lines spurred an increase in overall Coach sales and strong demand for Lacoste fragrances continued as the brand entered its second year under our management. While we expect Montblanc fragrance sales to increase through the balance of 2025, especially with the introduction of Montblanc Explorer Extreme later this year, brand sales declined 16% due to the high bar set in last year’s first quarter following the debut of Montblanc Legend Blue.

“For United States based operations, 2025 first quarter organic sales increased 3% off a very high base in the prior year period where we achieved 11% organic sales growth. The discontinuation of the Dunhill license had a 4% negative impact, leading to a 1% decline in reported sales for the quarter.

“Donna Karan/DKNY fragrance sales rose by 5% with the continued strength of our Cashmere Mist franchise. MCM sales grew by 17% with the rollout of the Park Collection. Following the start of its fragrance distribution in February 2024, Roberto Cavalli delivered a 28% increase in net sales. Despite strong momentum from the fashion house and early success of Iconic, GUESS fragrance sales declined slightly due to a very high base in the same period last year when the brand’s sales rose 21%.”

Mr. Madar concluded, “Once again, we are navigating a complex landscape including new tariffs that we are addressing through supply chain adjustments. The ERP system we recently implemented, coupled with our organizational talent upgrades, enables us to navigate these unprecedented times with agility. We are also planning selective price increases on certain lines in August 2025 to offset some of these higher costs. Our diversified brand portfolio, global distribution, and robust innovation pipeline have  positioned us well to deliver strong performance for the balance of 2025.”

Reaffirms 2025 Guidance

The Company reaffirms its previously announced 2025 guidance of net sales of $1.51 billion and earnings per diluted share of $5.35, a 4% increase for both metrics.

2025 First Quarter Results and Conference Call Details

The Company will issue financial results for the three months ended March 31, 2025, on Monday, May 5, 2025, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Tuesday, May 6, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc. Michel Atwood Chief Financial Officer (212) 983-2640 www.interparfumsinc.com	or	The Equity Group Inc. Karin Daly Investor Relations Counsel (212) 836-9623 / kdaly@equityny.com www.theequitygroup.com